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                                                                  EXHIBIT 99.06

                                      CONSULTING AGREEMENT


         This Consulting Agreement ("Agreement") is made as of December 1, 1995 by and between W. R. Grace & Co. (the "Company"), a New York corporation having an office at One Town Center Road, Boca Raton, Florida, and Gordon J. Humphrey (the "Consultant"), who has an office at 78 Garvins Hill Road, Chichester, New Hampshire 03234.

1. Services and Performance - The Company does hereby appoint and engage the Consultant for the term of this Agreement to perform such services as are specifically assigned and pre-approved by the Company. The Consultant shall only receive assignments (and/or pre-approvals) hereunder from the Company's Chief Executive Officer and/or his designees. The nature of the services that the Consultant may be required to render include promoting the Company's interest with officials of the U.S. Government and performing projects related to the Company's businesses in the Commonwealth of Independent States (including Russia) and such other projects as the Company shall request from time to time. The Consultant shall also represent the Company in the most favorable possible light with customers, community and academic groups and individuals as well as the public at large.

2. Term - The term of this Agreement shall be for a period of 24 calendar months commencing on December 1, 1995 and ending on November 30, 1997. Notwithstanding the preceding sentence, this Agreement shall also terminate and the Consultant's compensation shall cease to accrue forthwith upon (i) his death,


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         (ii) any failure by him to observe or perform his agreements as described hereunder (including his voluntary cessation of services hereunder), (iii) his neglect of the faithful performance of his duties and responsibilities hereunder, or (iv) his inability to perform his duties hereunder (other than ordinary temporary inability due to sickness), as determined by the Company in its sole discretion. All provisions of this Agreement, except the provisions of Articles 1, 3 and 4 hereof, shall survive any termination of this Agreement.

3. Consultant's Compensation - As full and complete compensation for the services which Consultant provides hereunder and for the covenants provided in this Agreement, the Consultant will be paid a monthly retainer of $5,000.00 for each calendar month during the term of this Agreement, and such additional fees as are mutually agreeable to the Company and the Consultant with respect to any specific projects assigned by the Company to the Consultant. The monthly retainer payment for each such calendar month shall be made to the Consultant the first of the month to which the payment relates.

4. Reimbursement Of Out-Of-Pocket Expenses - The Company shall reimburse the Consultant for reasonable and necessary (which terms shall be interpreted in accordance with the Company's practices with respect to its employees) out-of-pocket expenses incurred for travel and other expenditures directly related to services performed by the Consultant for the Company pursuant to this Agreement; provided that, no expenditure in excess of $1,000 shall be reimbursed unless specifically pre-approved in writing by an authorized representative of the





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         Company.  Reimbursement of authorized expenditures will be made only upon the Consultant's providing to the Company itemized records of those expenditures and related receipts that are acceptable to the Company.

5. Independent Contractor Status - The Consultant is and at all times shall be, during his service as a consultant under the terms of this Agreement, an independent contractor and shall not be deemed to be an employee of the Company for any purpose, and no partnership, joint venture or other joint undertaking between the Company and the Consultant shall be deemed to be created by reason of this Agreement. The Consultant is not authorized to (i) represent that the Consultant is an agent of the Company or any affiliate, (ii) enter into contracts on behalf of the Company, or (iii) otherwise commit the Company or any affiliate to any legally binding liabilities or obligations. The Consultant is permitted to perform services for or become employed by others during the term of this Agreement, consistent with Section 6.06.

6.       Representations, Warranties and Covenants
         6.01 The Consultant represents and warrants to the Company that the Consultant is free to undertake the performance of consulting services as provided under this Agreement and that the Consultant has no prior or other commitments of any kind to anyone or conflicts of interest that would in any way hinder or interfere with the Consultant's acceptance of, or the full, uninhibited and faithful performance of, the Consultant's obligations under this Agreement, or the exercise of his best efforts as a consultant to the Company.





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6.02       The Consultant will not (except in the performance of his
duties hereunder) at any time or in any manner make or cause to be made any copies, pictures, duplicates, facsimiles or summaries of any reports, studies, memoranda, correspondence, manuals, records, plans, or other written, printed or otherwise recorded materials of any kind whatsoever belonging to, or in the possession of, the Company or any affiliate of the Company. The Consultant shall have no right, title or interest in any such material, and he agrees that (except in the performance of his services hereunder) he will not, without the prior written consent of the Company, remove any such material from any premises of the Company or any affiliate of the Company, and that he will surrender all such material to the Company immediately upon the termination of this Agreement or at any time prior thereto upon the request of the Company.

6.03 Without the prior written consent of the Company, the Consultant shall not at any time (whether during or after the term of this Agreement)

           (i)     use for the Consultant's own benefit or
                   purposes, or for the benefit or purposes of any other person, firm, partnership, association, corporation or business entity, or

           (ii) disclose (except in the performance of the Consultant's duties under this Agreement) in any manner to any person, firm, partnership, association, corporation or business entity,

any trade secrets, data, know-how, knowledge or information
(including, but not limited to, that relating to the costs, products, equipment, merchandising and





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         marketing methods, supplies, customs, personnel training programs, business expansion plans or financing) belonging to, or relating to the affairs of, the Company or any affiliate of the Company.

                          Without limiting the generality of the foregoing, the Consultant shall not publish, or submit for publication, any material that includes information with respect to technology owned or used by the Company or any affiliate of the Company, or with respect to other matters related to the Company, unless the manuscript has been reviewed by the Company, and if the Company advises the Consultant that it believes publication of such information would be detrimental to its interests, such information shall be deleted from the manuscript.

         6.04 The provisions of Section 6.02 and 6.03 shall not apply to any information that is available to the public, or becomes so available through no act or omission of the Consultant.

         6.05 The Consultant shall promptly disclose to the Company in writing (and to no one else) all improvements, discoveries, ideas and inventions, made or conceived by the Consultant alone or in conjunction with others (whether or not patentable, and whether or not made or conceived at the request of or upon the suggestion of the Company or any affiliate of the Company during or out of the Consultant's usual hours of work or in or about the premises of the Company or elsewhere) while a consultant under this Agreement, or made or conceived within one year after the termination of this Agreement. All such improvements, discoveries, ideas and inventions shall be the sole and exclusive property of the





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         Company and are hereby assigned to the Company.  At the request of the
         Company and at its cost, the Consultant shall assist the Company, or any other person designated by it, in obtaining patents in the United States and/or in such countries as may be designated by the Company, covering such improvements, discoveries, ideas and inventions and shall in connection therewith execute such applications, statements or other documents, furnish information and data, and take such other actions (including, but not limited to, the giving of testimony) as the Company may from time to time request.

         6.06 During the term of this Agreement and for a period of two years after the Consultant has ceased to provide services under this Agreement, the Consultant shall not

                          (i)     directly or indirectly engage, or

                          (ii) assist or have an active interest in (whether as proprietor, partner, stockholder, officer, director or any type of principal whatever), or enter the employment of or act as an agent for or advisor or consultant to, any person, corporation or business entity that is, or is about to become, directly or indirectly engage in any business (whether in operation or in the planning or development stage), in the Commonwealth of Independent States (including, but not limited to, Russia) and any other areas where the Consultant performs services for the Company under this Agreement (including, but not limited to, Washington, D.C.), that competes with or





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         is substantially similar to any business that the Company has operated, or had in the planning or development stage, during the 120-day period immediately prior to the Consultant's ceasing to provide services under this Agreement; provided that, the restrictions contained in this Section shall only apply to any business in any area where the Company shall have operated such business in such area, or had such business in the planning or development stage therein, during the 120-day period immediately prior to the Consultant's ceasing to provide services under this Agreement.

                          The Consultant hereby acknowledges and confirms that the length of the period specified in this Section 6.06 (and the geographic area specified in Exhibit A) is reasonable and necessary for the protection of the Company against the injurious effects of any violation of the provisions of this Agreement.

         6.07 The Consultant hereby acknowledges and confirms that the Company's remedy at law for any breach of any of the Consultant's obligations under Sections 6.02, 6.03, 6.05 or 6.06 of this Agreement would be inadequate, and that damages would be difficult or impossible to ascertain, and consents that temporary and permanent injunctive relief may be granted in accordance with equity in any proceeding which may be brought to enforce any provision of such Sections without the necessity of proof of actual damage. The Consultant acknowledges that (i) the Company has reserved and is to have the right to prove any damages which the Company is able to prove resulting from any breach of any of the Consultant's obligations under such Sections, and
         (ii) the value of the consideration which the





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         Consultant is to receive in connection with this Agreement is not to be considered as equivalent to, or an evidence of, the amount or extent of any such damages.

7.       General

         7.01             Except as provided in the second paragraph of this
         Section 7.01, this Agreement sets forth the entire agreement and understanding of the parties concerning the subject matter of this Agreement and supersedes all prior agreements, arrangements and understandings concerning such subject matter between the parties hereto. No representation, promise, inducement or statement of intention has been made by or on behalf of any party hereto, or any related party, that is not set forth in this Agreement.

                          Notwithstanding any other provision of this Agreement to the contrary, this Agreement does not supersede, but is in addition to, any non-competition or confidentiality agreement or understanding between the Consultant and the Company. The rights and remedies of the Company and its successors and assigns under this Agreement shall be independent of, and separate and distinct from, their rights and remedies under any such other agreement or understanding, and no default thereunder or termination thereof shall in any way affect the obligations of the Consultant or the rights and remedies of the Company under this Agreement.

         7.02 This Agreement may be amended, superseded or cancelled, and any of the terms or provisions hereof may be waived, or a departure from the terms or provisions hereof may be consented to, only by a written instrument specifically





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         stating that it amends, supersedes or cancels this Agreement, or waives or consents to a departure from the terms or provisions hereof, executed by each of the parties, or in the case of a waiver or consent, by the party granting such waiver or consent.

         7.03 The terms and provisions of this Agreement shall be binding on and inure to the benefit of the Company or any affiliate of the Company and their respective successors and assigns, including such successors and assigns that purchase substantially all of the assets of the Company. The terms and provisions of this Agreement shall be binding on and inure to the benefit of the Consultant and the Consultant's legal representatives, but the Consultant's obligations hereunder shall not be assignable.

         7.04 If the scope of any restriction contained in this Agreement is too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted at law and in equity, and in that event the Consultant hereby consents that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

         7.05 The failure of either party to require performance of the other party's obligations under this Agreement at any time shall in no manner affect either such party's right to enforce any provision of this Agreement at a subsequent time, and the waiver by either party of any right arising out of any breach of this Agreement shall not be construed as a waiver of any right arising out of any other or subsequent breach of this Agreement.





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         7.06             The Article headings contained in this Agreement are
         for convenient reference only, and shall not in any way affect the meaning or interpretation of this Agreement.

         7.07 This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, U.S.A., other than the conflict-of-laws provisions thereof that would otherwise require the application of the law of any other jurisdiction.





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        7.08         Notices and instructions under this Agreement shall be
addressed as follows and sent by certified mail:


               To the Consultant:                Gordon J. Humphrey
                                                 78 Garvins Hill Road
                                                 Chichester, New Hampshire 03234

               To the Company:                   A. J. Costello
                                                 W. R. Grace & Co.
                                                 One Town Center Road
                                                 Boca Raton, Florida 33486-1010


IN WITNESS WHEREOF, the parties have executed this instrument as of the date first above written.


                                              /s/ Gordon J. Humphrey
                                              --------------------------
                                                  GORDON J. HUMPHREY


                                              W. R. GRACE & CO.



                                              By: /s/ Albert J. Costello
                                                 ------------------------
                                                  ALBERT J. COSTELLO,
                                                  CHAIRMAN, PRESIDENT AND
                                                  CHIEF EXECUTIVE OFFICER




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